GRAUBARD MILLER

THE CHRYSLER BUILDING

405 LEXINGTON AVENUE

NEW YORK, NEW YORK 10174

                    , 2008

Ascend Acquisition Corp.

ePAK International Limited

435 Devon Park Drive

Wayne, Pennsylvania 19087

Dear Sirs:

Reference is made to the Registration Statement on Form S-4 (“Registration Statement”) filed by ePAK International Limited (“Company”), a Bermuda company, under the Securities Act of 1933, as amended (“Act”), covering (i) 23,600,001 shares of the Company’s common stock (“Common Stock”), 14,733,334 of the Company’s redeemable common stock purchase warrants (“Warrants”) and one purchase option (“Purchase Option”) exercisable for 300,000 shares of common stock and 600,000 redeemable warrants of the Company in exchange of the securities of like number and tenor of Ascend Acquisition Corp. (“Ascend”)

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company and Ascend

Based upon the foregoing, we are of the opinion that:

1. The Common Stock, Warrants and Purchase Option when issued in the exchange in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and non assessable.

2. The shares of Common Stock issuable upon exercise of the Warrants when issued and sold in accordance with and in the manner described in the Registration Statement and the Warrants Agreement governing the Warrants will be duly authorized, validly issued, fully paid and non-assessable.

3. Each of the Warrants and the Purchase Option constitutes legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

We hereby assume that the provisions of Bermuda law are comparable to the statutory provisions of Delaware corporate law and rely on opinion to same from the Company’s Bermuda counsel, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations. We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the

Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,